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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                       BACAP Technology Fund, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

                             101 South Tryon Street
                               Charlotte, NC 28255

Telephone Number (including area code):  (704) 388-5138

Name and address of agents for service of process:

                              c/o Robert B. Carroll
                            Associate General Counsel
                           Bank of America Corporation
                             101 South Tryon Street
                               Charlotte, NC 28255

                                   copies to:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X     No
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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Louis and State of Missouri on the 26th day of March, 2002.

                                BACAP TECHNOLOGY FUND, LLC
                                (Name of Registrant)



                                By:  /s/  Michael E. Kenneally
                                     ---------------------------------------
                                     Name:  Michael E. Kenneally
                                     Title: Manager